State of Delaware
Secretary of State
Division of Corporations
Delivered 11:12 AM 01/04/2022
FILED 11:12 AM 01/04/2022
SR 20220014758 - File Number 6685842

CERTIFICATE OF INCORPORATION OF UNBANKED, INC.

ARTICLE I NAME OF THE CORPORATION

The name of the corporation is Unbanked, Inc. (the "**Corporation**").

ARTICLE II REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware 19965, Sussex County. The name of the registered agent of the Corporation at such address is Harvard Business Services, Inc.

ARTICLE III BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**DGCL**").

ARTICLE IV CAPITAL STOCK

Section 4.01 **Authorized Classes of Stock**. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 265,217,402 consisting of three classes of shares to be designated, respectfully, Class A Common Stock, and Class B Common Stock, (collectively the Class A Common Stock and the Class B Common Stock are referred to herein as "**Common Stock**"), and Preferred Stock. The total number of shares of Class A Common Stock that this Corporation shall have the authority to issue shall be 40 shares, each with a par value of $.0001. The total number of shares of Class B Common Stock that this Corporation shall have the authority to issue shall be 260,400,162 shares, each with a par value of $.0001 per share. The total number of shares of Preferred Stock that this corporation shall have the authority to issue is 4,817,200 shares, each with a par value $.0001.

Section 4.02 **Common Stock**. The preferences, limitations, voting powers and relative rights

of the Class A Common Stock, and the Class B Common Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 4.03 of these Articles) are as follows:

(a) Voting Rights.

i. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the "Board of Directors") with respect to any series of the Preferred Stock, the holders of Class A Common Stock shall vote together as a single voting group on all matters submitted to a vote of this Corporation's shareholders and holders of Class A Common Stock shall exclusively possess all voting power.

ii. Except as otherwise expressly provided in these Articles or required pursuant to DGCL, each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders' meeting); and

iii. Class B Common Stock shall be non-voting shares and, unless required by law or authorized in this Certificate of Incorporation, shall not be entitled to vote on matters submitted to a vote of this Corporation's shareholders. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of these Articles of Incorporation that significantly and adversely affects the powers, preferences or rights of the Non-Voting Common Stock contained herein.

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class A Common Stock and Class B Common Stock, Class shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to the Common Stock is paid in the form of Class A Common Stock, Class B Common Stock (or Rights to acquire such class of stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be), and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be). Subject to the preferences applicable to any series of Preferred Stock, the shares of Class A Common Stock, and the shares of Class B Common Stock, are entitled to the net assets of this corporation upon dissolution in accordance with the DCGL.

(c) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(d) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class A Common Stock, and shares of Class B Common Stock, shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class A Common Stock, and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

Section 4.03 **Preferred Stock**. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after

which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

i. the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

ii. any other relative rights, preferences, and limitations of that series.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01 **General Powers.** The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 **Number.** Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time solely by the Board of Directors pursuant to a resolution adopted unanimously by the Board of Directors.

Section 5.03 **Newly Created Directorships and Vacancies**. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director's death, resignation, or removal.

Section 5.04 **Written Ballot.** Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.05. **Removal.** At a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed only for cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 **Limitation of Liability.** To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02 **Indemnification**. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII
STOCKHOLDER ACTION

Section 7.01 **Special Meetings of Stockholders**. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors or the Chair of the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

ARTICLE VIII
BY-LAWS

Section 8.01 **Board of Directors.** In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 8.02 **Stockholders**. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors,

ARTICLE XI
SAVINGS CLAUSE

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 31st day of December 2021.

Incorporator:

Lerman Law Associates, PC

By_______________

Name: Craig Lerman, its president